Exhibit 10.6

C2 STREAMER AGREEMENT

This STREAMER AGREEMENT (the “Agreement”) is made and entered into as of XX XX, 20XX (the “Effective Date”), by and between:

C2 Capital Group, Inc., a Nevada corporation with a principal place of business in Boca Raton,

Florida (“the Corporation”),

And _______________________________, an individual with a principal place of residence at

First Name Last Name

________________________________(“Streamer”), who operates on the Platform under the

City, State/Province, Country

username ___________________________as may be updated from time to time.

C2 username

WHEREAS, the Corporation operates a live streaming platform known as C2 (“Platform”);

WHEREAS, the Streamer is a content creator who desires to use the Platform to reach an audience;

WHEREAS, the Corporation desires to engage the Streamer as a streamer to stream content on the Platform and promote the platform on their social media platforms;

NOW THEREFORE, in consideration of the foregoing and the mutual obligations set forth in this Agreement, the parties agree as follows:

1.	Streaming Requirements.

I.	Streamer agrees to stream content on the Platform for one (1) continuous hour per day, on two (2) separate days per week (“Required Streams”).

a)	Each Required Stream must be completed on a different calendar day.

b)	Streams must be scheduled between 12:00 am and 11:59 pm Eastern Time.

c)	Each week begins on Monday.

d)	All Required Streams must be solo streams and may not include versus or battle-style streams featuring multiple participants or competitive elements.

e)	If a stream disconnects or crashes and Streamer returns within five (5) minutes, it will not affect the continuous hour requirement.

f)	Streamer shall create and stream content that complies with the Platform’s Terms.

II.	Streamer may stream additional hours beyond the Required Streams; however, such additional streaming is optional and not required under this Agreement.

2.	Payment.

I.	Streamer will be compensated at a rate of $0.52 per minute of streaming, subject to the following limits:

a)	Only one (1) hour per calendar day is eligible for compensation under this Agreement.

b)	A maximum of four (4) paid hours per week may be earned under this Agreement.

Any streaming time beyond one (1) eligible hour per calendar day, or beyond four (4) eligible hours per week, will not be compensated, even if the Streamer continues streaming.

II.	Payments will be paid out to Streamer on a monthly basis, within days fifteen after the end of each calendar month, and in United States Dollars. The Corporation will pay Streamer via PayPal. Streamer’s PayPal account is __________________________.

Email/phone number

III.	Streamer is responsible for providing and maintaining accurate contact and payment information. Changes to payment details may take seven (7) to ten (10) business days to take effect.

IV.	The Corporation reserves the right, in its sole discretion, it determines that Streamer’s live streams do not meet the standards set forth in this Agreement. Payments may be withheld until the quality issues are resolved to the Corporation’s satisfaction or until the Agreement is terminated.

3.	Badge Status. Upon the Effective Date of this Agreement, the Platform will display an “Elite Badge” on Streamer’s profile within the Platform. This badge is intended to recognize Streamer’s partnership with the Corporation. Streamer must meet requirements for the Elite Badge program as outlined at https://c2live.co/badges. If Streamer fails to meet these requirements, the Corporation reserves the right to terminate this Agreement. The badge will be removed if this Agreement is terminated or expires.

4.	Use of Stream Content. Streamer grants the Corporation a non-exclusive, royalty-free license to use, reproduce, and display any content streamed on the Platform for promotional and marketing purposes. The Corporation may also modify the content for these purposes.

5.	Non-Solicitation. During the term of this Agreement, Streamer agrees not to solicit or attempt to induce any viewers of the Platform to migrate to or use any other streaming platform. This includes any form of direct or indirect communication aimed at encouraging users to leave the Platform.

6.	Contact Information. Streamer agrees to provide their phone number to the Corporation for the purpose of communicating important information related to this Agreement. Streamer’s phone number is ____________________. Streamer is responsible for keeping their contact information current and notifying the Corporation of any changes.

7.	Term and Termination.

I.	The term of this Agreement will begin on the Effective Date and will end when terminated by either party.

II.	Streamer or the Corporation may terminate this Agreement at any time, by providing written notice to the other party.

III.	The Corporation may suspend or terminate, in our sole and absolute discretion, the Agreement immediately: (a) if Streamer commits any act, or become involved in any situation, which brings you, the Corporation, or their respective affiliates into disrepute, contempt, scandal, or ridicule, or which may shock, insult, or offend a significant portion of the community; (b) if Streamer make any statements, or take any other actions, that disparage, defame, sully, or compromise the goodwill, name, brand, or reputation of the Corporation, or their respective affiliates; (c) if Streamer commits any other act that may injure, hinder, or interfere with the business interests of the Corporation, or their respective affiliates; (d) if Streamer’s live streams do not meet the standards set forth in this Agreement;(e) if Streamer or any User Content violates the Platform’s Terms or this Agreement and Streamer or the Streamer’s account is suspended or banned from the Platform’s services as a result.

IV.	Except as may be otherwise set forth in this Agreement, no termination will relieve Streamer of any liability for any breach of, or liability accruing under, this Agreement prior to termination.

8.	Modifications. The Corporation reserves the right, at our discretion, to change, modify, add, or remove portions of this Agreement at any time (for example, to reflect updates to the Platform, changes to this Agreement, or to accommodate changes in the law) (collectively, “Modification(s)”). If the Corporation changes this Agreement, the Corporation will provide Streamer notice of these changes, such as by sending an email, or sending a text message. The corporation will provide written notice to Streamer. If Streamer finds any modification unacceptable, Streamer must terminate the Agreement within fifteen days of receiving notice of the modification. Continued participation by Streamer after the effective date of any modification will constitute acceptance of the modification(s).

9.	Limitation of Liability. To the fullest extent permitted by applicable law, the Corporation shall not be liable to the Streamer or any third party for any indirect, incidental, special, consequential, or punitive damages arising out of or in connection with this Agreement, even if the Corporation has been advised of the possibility of such damages.

10.	Non-solicitation. During the term of this Agreement, Streamer agrees not to solicit or attempt to induce any users of the Platform to migrate to or use any other streaming platform. This includes any form of direct or indirect communication aimed at encouraging users to leave the Platform.

11.	Broadcast Rights. Streamer acknowledges that any paid live streams conducted under this Agreement will be exclusively available on the Platform. Streamer shall not broadcast, stream, or make these paid live streams accessible on any other streaming platform or service.

12.	Confidentiality. Both parties agree to keep confidential any proprietary or confidential information disclosed by the other party during the term of this Agreement. Confidential information shall only be used for the purposes of this Agreement and shall not be disclosed to any third party without prior written consent.

13.	Independent Contractor. The parties understand and agree that Streamer is an independent contractor and not an employee of the Corporation. Streamer has no authority to obligate the Corporation by contract or otherwise. Streamer agrees not to hold himself out as, or give any person any reason to believe that he is, an employee, agent, joint venturer or partner of the Corporation. Streamer shall not be eligible for any employee benefits, nor shall the Corporation make deductions from Streamer’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Streamer due to activities performed hereunder shall be the sole responsibility of Streamer.

14.	General Provisions.

I.	This Agreement shall be governed by and construed according to the laws of the State of New York, including with respect to any statute of limitations and without regards to conflicts of laws rules. The parties consent to the jurisdiction of all federal and state courts in New York, and agree that venue shall lie exclusively in New York County, New York. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed, and the remainder of this Agreement shall continue in full force and effect.

II.	This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings, whether written or oral, related to the subject matter hereof.

III.	Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or sent by registered or certified mail, return receipt requested, to the addresses specified above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

C2 CAPITAL GROUP, INC.		STREAMER

By:		By:
Name:	Jonathan Honig	Name:
Title:	President

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